As filed with the Securities and Exchange Commission on October 3, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, Pennsylvania	19034
(Address of Principal Executive Offices)	(Zip Code)

Kulicke and Soffa Industries, Inc.

2006 Equity Plan

(Full Title of the Plan)

David J. Anderson

General Counsel

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Fort Washington, Pennsylvania 19034

(Name and Address of Agent for Service)

(215) 784-6000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value Share unit awards (1)	3,000,000 Shares	(3)	$8.74	$26,220,000	$2,805,54

(1)	Share unit awards may be granted to employees and allow such employee to receive either a specified number of shares of Registrant’s Common Stock or cash equal to the fair market value of such shares.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on October 2, 2006, as reported on the Nasdaq National Market.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities may begin as soon as reasonably practicable after such effective date.

EXPLANATORY NOTE

This Registration Statement registers under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock, no par value (the “Common Stock”) of Kulicke and Soffa Industries, Inc. (“Registrant”), stock options (which may be granted in the form of incentive stock options or nonqualified stock options), performance stock and share unit awards (which may be paid in the form of Common Stock) to be issued pursuant to the Kulicke and Soffa Industries, Inc. 2006 Equity Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant or by the Plan are incorporated by reference in this Registration Statement and made a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2005, as amended on January 4, 2006;

2. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005, April 1, 2006 and July 1, 2006;

3. The Registrant’s Current Reports on Form 8-K filed on December 2, 2005, December 22, 2005, January 26, 2006 (with respect to Item 1.01 only), January 30, 2006, February 17, 2006, March 9, 2006, April 6, 2006, June 13, 2006 and October 3, 2006; and

4. The description of Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A12G/A filed on July 17, 2000, including any and all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act’) after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s By-laws require it to indemnify any person who is or was a party or witness in any threatened, pending or completed action, suit or proceeding, regardless of whether the action, suit or proceeding was brought by a third party or by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving while a director or officer at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding, except to the extent such indemnification is prohibited by applicable law. The Registrant’s By-laws provide that such persons are automatically entitled to advances from the Registrant for the payment of certain expenses incurred by such person upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by the Registrant. Notwithstanding anything to the contrary, the Registrant is not obligated to indemnify any person or advance expenses with respect to any action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses. The Registrant may indemnify its employees and agents, and advance expenses to them, on the same basis as provided in its By-laws for directors and officers, as its board of directors may from time to time determine or authorize.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4	Kulicke and Soffa Industries, Inc. 2006 Equity Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement filed with the Commission on January 4, 2006 on Schedule 14A).

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania on this 3rd day of October, 2006.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. Scott Kulicke
C. Scott Kulicke
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints C. Scott Kulicke and Maurice E. Carson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PENNSYLVANIA NOTICE TO SIGNATORIES

The purpose of this Power of Attorney is to give C. Scott Kulicke and Maurice E. Carson (each an “Agent” and together, the “Agents”) the power to execute certain documents related to this Registration Statement on your behalf. This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney. Agents may exercise the powers given here for the period during which this Registration Statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents’ authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly. The powers and duties of an agent under a Power of Attorney are explained more fully in 20 Pa. C.S. Ch. 56. If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you. By signing below, you are attesting that you have read or had explained to you the above Notice and that you understand its contents.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Scott Kulicke	Chairman of the Board of Directors and Chief	October 3, 2006
C. Scott Kulicke	Executive Officer (principal executive officer)

/s/ Maurice E. Carson	Vice President, Chief Financial Officer (principal	October 3, 2006
Maurice E. Carson	financial officer and principal accounting officer)

/s/ Brian R. Bachman		October 3, 2006
Brian R. Bachman	Director

/s/ John A. O’Steen		October 3, 2006
John A. O’Steen	Director

/s/ Garrett E. Pierce		October 3, 2006
Garrett E. Pierce	Director

/s/ MacDonell Roehm, Jr.		October 3, 2006
MacDonell Roehm, Jr.	Director

/s/ Barry Waite		October 3, 2006
Barry Waite	Director

/s/ C. William Zadel		October 3, 2006
C. William Zadel	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4	Kulicke and Soffa Industries, Inc. 2006 Equity Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement filed with the Commission on January 4, 2006 on Schedule 14A).

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).